EXECUTION COPY

October 16, 2017
Steven Price
Address on file with the Company

Re:	Executive Chairman Transition
Dear Steven:
This letter confirms our recent discussions regarding your transition to Executive Chairman. On behalf of the Board of Directors (the “Board”) of Townsquare Media, Inc. (the “Company”), I want to thank you your years of leadership and your willingness to provide continued support and expertise in the role of as Executive Chairman.

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Start Date and Term. Your service as Executive Chairman will begin on October 17, 2017. Your service will cease on either you or the Board providing 30 days’ prior written notice to the other. After your service, you will continue as member of the Board until you resign or your successor is elected and qualified in accordance with the Company’s by-laws.

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Duties. Your duties as Executive Chairman will include (but will not be limited to) overseeing and supporting the Co-Chief Executive Officers of the Company, directing the long-term strategy of the Company, overseeing other strategic business matters and chairing board meetings and the annual meeting of shareholders.

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Compensation and Benefits. As Executive Chairman, you will be paid an annual base salary of $500,000 and will remain eligible to participate in all employee benefit plans and programs maintained by the Company and made available senior executives from time to time, including those fringe benefits and perquisites that you enjoy today.

Your transition to Executive Chairman will not affect your annual cash bonus for 2017. After 2017, there is no expectation of an annual bonus and any annual bonus would be discretionary
If, at the election of the Board, your service as Executive Chairman ends before the first anniversary of the start date above, the Company will pay you the annual base salary you would have received had you continued to serve as Executive Chairman through such anniversary. This amount will be paid to you in a single lump sum no later than 15 days after the date on which you are no longer serving as Executive Chairman. Additionally, upon cessation of your service as Executive Chairman for any reason, all of your outstanding unvested stock options will vest and remain exercisable for five years (or if earlier, until the expiration of the stated term). Your stock options will otherwise remain subject to the terms of the applicable award agreement and the 2014 Omnibus Incentive Plan.

If, upon completion of your tenure as Executive Chairman, you continue serving as non-executive Chairman of the Board, you will be compensated for your time and services on terms that are at least as favorable as those provided to other non-employee directors of the Company at such time.

•	Restrictive Covenants. In connection with your transition, you agree be bound by the covenants and provisions in Annex A, which apply during and after your service.

•	Other Activities and Business Ventures. It is not expected that your service as Executive Chairman will require substantially all of your business time and attention and, during your service, you may

Mr. Steven Price
October 16, 2017

engage in other business and non-business activities that are consistent with the terms of this letter (including Annex A). The Board understands that, as you engage in other business and non-business activities, you may be presented with business opportunities. We hereby confirm that, to the fullest extent permitted by applicable law, the Company does not have any interest or expectancy in, or in being offered an opportunity to participate in, any such business opportunity other than to the extent it directly or indirectly relates to the business of owning and/or operating radio stations.

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Indemnification. During and after your service, the Company will continue to indemnify you in your capacity as a director, officer, employee or agent of the Company (and advance expenses in connection therewith) to the fullest extent permitted by applicable law and the Company’s governing documents and to provide you with directors and officers liability insurance coverage (including post-termination/post-director tail coverage) on the same basis as the Company’s other officers and directors.

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We are looking forward to your continued leadership.

[Signature Page Follows]

Mr. Steven Price
October 16, 2017

Townsquare Media, Inc.
/s/ David Quick
By: David Quick
Title: Chair, Compensation Committee
ACCEPTED AND AGREED:
/s/ Steven Price
Steven Price

Mr. Steven Price
October 16, 2017

ANNEX A
To protect the confidential information and other trade secrets of the Company, you agree, that:

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Covenant not to Solicit. During the Term and for a period of 12 months thereafter, you will not: (i) Solicit any Client to transact business with a Competitive Enterprise or to reduce or refrain from doing any business with the Company, (ii) interfere with or damage any relationship between the Company and a Client or (iii) Solicit anyone who is then an employee of the Company to resign from the Company or to apply for or accept employment with any other business or enterprise except pursuant to a general solicitation of employment which is not directed specifically to any such employees.

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Covenant not to Compete. During the Term and for a period of 6 months thereafter, you will not, directly or indirectly, alone or jointly, with any person or entity, participate in, engage in, consult with, advise, be employed by, own (wholly or partially), possess an interest in, or in any other manner be involved with, any Competitive Enterprise. Notwithstanding the foregoing, you will not be prohibited from passively owning less than 1% of the securities of any publicly-traded corporation. You agree that the covenants contained in this bullet are reasonable and desirable to protect the Confidential Information of the Company and its affiliates.

The following terms used in this Annex A have the meanings indicated below:

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“Client” means any client or prospective client of the Company to whom you provided services, or for whom you transacted business, or whose identity became known to you in connection with your relationship with or employment by the Company.

•	“Competitive Enterprise” means any business enterprise that engages in the Radio Business in the Territory.

•	“Radio Business” means the business of owning and/or operating radio stations.

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“Solicit” means any direct or indirect communication of any kind, regardless of who initiates it, that in any way invites, advises, encourages or requests any person to take or refrain from taking any action.

•	“Term” means the term of your service as either Executive Chairman or non-executive Chairman of the Board of Directors of the Company.

•	“Territory” means anywhere in which the Company and its subsidiaries and affiliates engage in the Radio Business as of the end of the Term.
It is the intent and desire of the parties that the restrictive provisions of this Annex A be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision of this Annex A is determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either party, to delete the portion determined to be invalid or unenforceable (such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made). Your obligations under this Annex A shall survive the completion of the Term.

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